Exhibit 4.2

EXECUTION VERSION

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of July 7, 2014, among TRI Pointe Homes, Inc., a Delaware corporation (“TPH” and upon execution of this Supplemental Indenture by the parties hereto, the “Issuer” for all purposes of the Indenture and the Notes), TRI Pointe Holdings, Inc. (f/k/a Weyerhaeuser Real Estate Company), a Washington company (“WRECO”), and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture referred to below.

WITNESSETH

WHEREAS, WRECO has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 13, 2014, providing for the issuance of 5.875% Senior Notes due 2024 (the “Notes”);

WHEREAS, the Indenture provides that upon consummation of the Combination, TPH shall execute and deliver this Supplemental Indenture and any other agreements, documents and instruments necessary or proper to cause TPH to become the issuer of the Notes and assume the obligations of an issuer under the Indenture;

WHEREAS, the Indenture provides that upon consummation of the Combination, WRECO shall execute and deliver any agreements, documents and instruments necessary or proper to (i) cause WRECO to become a Guarantor of the Notes and assume the obligations of a Guarantor under the Indenture and (ii) cause TPH to become the sole issuer of the Notes and assume the obligations of the issuer under the Indenture;

WHEREAS, TPH is to become the Issuer under the Indenture and the Notes and shall after execution and delivery of this Supplemental Indenture by the parties hereto assume all the obligations of an issuer under the Indenture and the Notes on the terms and conditions set forth herein;

WHEREAS, WRECO is to become a Guarantor under the Indenture and unconditionally guarantee, on a joint and several basis with any other Guarantors from time to time party to the Indenture, all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”);

WHEREAS, pursuant to Section 8.01(i) of the Indenture, WRECO and the Trustee are authorized to execute and deliver this Supplemental Indenture without the consent of Holders of the Notes; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, TPH, WRECO and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. AMENDMENT. This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together.

2. AGREEMENT TO OBLIGE.

(a) TPH hereby agrees to become a party to the Indenture as the Issuer and as such will have all of the rights and be subject to all of the obligations and agreements of the Issuer under the Indenture and the Notes, effective upon the execution and delivery of this Supplemental Indenture;

(b) WRECO hereby agrees to become a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture, effective upon the execution and delivery of this Supplemental Indenture;

(c) WRECO hereby agrees that it will no longer be the issuer under the Indenture and the Notes; and

(d) WRECO hereby agrees to provide a Note Guarantee on the terms and subject to the conditions set forth in the notation of Guarantee and in the Indenture, including but not limited to, Article 10 thereof;

3. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to the Indenture by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart of the Indenture.

5. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

6. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by WRECO and TPH.

7. BENEFITS ACKNOWLEDGED. WRECO acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that its obligation to become a Guarantor and the guarantee and waivers made by it pursuant to this Supplemental Indenture are knowingly made in contemplation of such benefits. TPH acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that its agreement to become the Issuer of the Notes is made knowingly and in contemplation of such benefits.

8. SUCCESSORS. All agreements of TPH and WRECO in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

9. WAIVER OF JURY TRIAL. EACH OF TPH, WRECO AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

10. RATIFICATION OF THE INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

11. NOTICES. All notices and other communications to the Issuer shall be given as provided in the Indenture to the Issuer at the address for the Issuer and all notices and other communications to WRECO shall be given as provided in the Indenture to Guarantors, at the address set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.

TRI POINTE HOMES, INC.

PO Box 57088

Irvine, CA 92619

Attention: Legal Department

Fax Number: (949) 478-8601

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

TRI POINTE HOMES, INC., as the Issuer

By:	/s/ Michael D. Grubbs
Name:	Michael D. Grubbs
Title:	Chief Financial Officer

TRI POINTE HOLDINGS, INC. (f/k/a WEYERHAEUSER REAL ESTATE COMPANY), as a Guarantor

By:	/s/ Michael D. Grubbs
Name:	Michael D. Grubbs
Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Georgina Thomas
Name:	Georgina Thomas
Title:	Assistant Vice President

[Signature Page to First Supplemental Indenture (2024 Notes)]